Filed Pursuant to Rule 424(b)(2)
Registration No. 333-277590

Pricing Supplement No.  1, dated March 11, 2025,

to the Prospectus, dated March  1, 2024, and

the Prospectus Supplement, dated March  1, 2024.

$750,000,000

PRUDENTIAL FINANCIAL, INC.

5.200% MEDIUM-TERM NOTES, SERIES E

DUE MARCH 14, 2035

UNDERWRITER AND PRINCIPAL AMOUNT:
J.P. Morgan Securities LLC	$127,500,000
BNP Paribas Securities Corp.	$127,500,000
BofA Securities, Inc.	$127,500,000
Citigroup Global Markets Inc.	$127,500,000
Mizuho Securities USA LLC	$127,500,000
Academy Securities, Inc.	$25,000,000
MUFG Securities Americas Inc.	$25,000,000
RBC Capital Markets, LLC	$25,000,000
CastleOak Securities, L.P.	$12,500,000
R. Seelaus & Co., LLC	$12,500,000
Siebert Williams Shank & Co., LLC	$12,500,000
TOTAL	$750,000,000

The note being purchased has the following terms:

STATED MATURITY: March 14, 2035

SPECIFIED CURRENCY: U.S. dollars

principal: U.S. dollars

interest: U.S. dollars

exchange rate agent: Not applicable

TRADE DATE: March 11, 2025

ORIGINAL ISSUE DATE: March 14, 2025

ORIGINAL ISSUE PRICE: 99.699%

UNDERWRITERS COMMISSION: 0.450%

Selling Concession per note: 0.300%

Reallowance per note: 0.150%

NET PROCEEDS TO PRUDENTIAL FINANCIAL, INC. (before expenses): 99.249% or $744,367,500

AMORTIZING NOTE: Not applicable

ORIGINAL ISSUE DISCOUNT NOTE: Not applicable

EXTENDIBLE NOTE: Not applicable

FORM OF NOTE:

global form only: Yes

non-global form available: No

CUSIP/ISIN: 74432QCK9 / US74432QCK94

REDEMPTION AND REPAYMENT: Prior to December 14, 2034, redeemable at a redemption price equal to the greater of (x) the principal amount of notes being redeemed and (y) the sum of the present values of the remaining scheduled payments of principal of and interest on the notes being redeemed discounted to the redemption date (assuming the notes matured on December 14, 2034) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the “treasury rate” (as defined in the Prospectus Supplement, dated March 1, 2024), plus 15 basis points, less interest accrued to the redemption date. On or after December 14, 2034, redeemable at a redemption price equal to 100% of the principal amount of notes being redeemed. In both cases, plus accrued and unpaid interest to but excluding the redemption date.

INTEREST RATE IS FIXED: Yes

INTEREST RATE IS FLOATING: No

Base Rate:

Base Rate Source:

Initial Interest Rate:

Spread, if any:

Spread Multiplier, if any:

Interest Determination Dates:

Interest Reset Dates:

Interest Payment Dates:

Record Dates:

Index Maturity:

Maximum Interest Rate, if any:

Minimum Interest Rate, if any:

INTEREST PAYMENT DATES: Semi-annually on the 14th day of each March and September, starting September 14, 2025.

DAY COUNT FRACTION: The amount of interest payable for any interest period will be computed on the basis of a 360-day year of twelve 30-day months.

DEFEASANCE APPLIES AS FOLLOWS:

full defeasance—i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: Yes covenant defeasance—i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: Yes

RISK FACTORS:

Investing in the notes involves a number of risks. See “Risk Factors” included or incorporated by reference in the prospectus supplement dated March 1, 2024 and the related prospectus dated March 1, 2024.

SUPPLEMENTAL PLAN OF DISTRIBUTION:

Prudential Financial, Inc. estimates that the total offering expenses, excluding the underwriting discount paid to the underwriters, will be approximately $1,598,750.

USE OF PROCEEDS:

The net proceeds from the sale of the notes, after deducting the estimated expenses payable by Prudential Financial, Inc. and the underwriters’ discounts, will amount to approximately $742,768,750.

We intend to use the net proceeds from the sale of the notes for general corporate purposes, which may include refinancing our medium-term notes maturing through 2026.

VALIDITY OF THE SECURITIES:

In the opinion of John M. Cafiero, as counsel to Prudential Financial, Inc., when the notes offered by this pricing supplement have been executed and issued by Prudential Financial, Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Prudential Financial, Inc., subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of New Jersey and New York. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on officers of Prudential Financial, Inc. and other sources as to certain factual matters, all as stated in the opinion of John M. Cafiero, dated March 1, 2024, which has been filed as exhibit no. 5.1 to the registration statement.

J.P. Morgan	BNP PARIBAS	BofA Securities	Citigroup	Mizuho

Academy Securities	MUFG	RBC Capital Markets

CastleOak Securities, L.P	R. Seelaus & Co., LLC	Siebert Williams Shank